Exhibit 99.1
Phase 3 Trial of Nexavar in Chemotherapy-Naive Patients with
Advanced Melanoma Does Not Meet Primary Endpoint
Wayne, NJ and Emeryville, CA — April 27, 2009 — Bayer HealthCare Pharmaceuticals and Onyx Pharmaceuticals, Inc. (Nasdaq: ONXX) today announced that a Phase 3 trial evaluating Nexavar® (sorafenib) tablets in patients with unresectable stage III or stage IV melanoma was stopped early following a planned interim analysis by the independent Data Monitoring Committee (DMC). The trial was sponsored by the National Cancer Institute (NCI) and led by the Eastern Cooperative Oncology Group (ECOG) under a Clinical Trials Agreement between NCI and Bayer and Onyx. The DMC concluded that the study would not meet the primary endpoint of improved overall survival among patients receiving Nexavar in combination with the chemotherapeutic agents carboplatin and paclitaxel versus patients receiving placebo plus the chemotherapeutic agents. The treatment effect was comparable in each arm. The DMC also reported that there were no unexpected serious side effects, though the final analysis of the data will occur per protocol and statistical analysis plan.
Bayer and Onyx will further review the findings of this analysis to determine what, if any, impact these data might have on other ongoing Nexavar melanoma trials. Data from this study are expected to be presented at an upcoming scientific meeting.
“We’re disappointed with the results of the study and that the therapy did not bring benefit to patients with melanoma, a historically difficult tumor to treat,” said Todd Yancey, M.D., vice president of clinical development at Onyx. “Onyx and Bayer remain committed to our broad clinical program to investigate the potential of Nexavar in a wide range of cancers, and we intend to build upon the success of Nexavar in our approved indications in hepatocellular carcinoma (liver cancer) and advanced renal cell carcinoma (kidney cancer).”
Phase 3 Trial Design
The multicenter, randomized, double-blind, placebo-controlled Phase 3 study enrolled patients with unresectable stage III or stage IV melanoma at more than 200 clinical sites in the United States and Australia. The primary efficacy endpoint was overall survival, and secondary endpoints included progression-free survival and response rate.
Patients were randomized to receive 400 mg oral Nexavar twice daily or placebo, in addition to two chemotherapeutic agents — carboplatin and paclitaxel. Following 10 cycles of Nexavar or placebo plus chemotherapy, patients who achieved a response to the combination continued in a maintenance phase where Nexavar or placebo was administered as a single agent until disease progression.

About Melanoma
In 2007, more than 108,000 people worldwide (about 59,000 Americans) were diagnosed with melanoma and more than 40,000 of them (about 8,110 Americans) died from the disease. In the United States, the percentage of people who develop melanoma has more than doubled in the past 20 years. Melanoma accounts for about four percent of skin cancer cases but causes about 75 percent of skin cancer deaths.
Nexavar’s Differentiated Mechanism
Nexavar targets both the tumor cell and tumor vasculature. In preclinical studies, Nexavar has been shown to target members of two classes of kinases known to be involved in both cell proliferation (growth) and angiogenesis (blood supply) — two important processes that enable cancer growth. These kinases included Raf kinase, VEGFR-1, VEGFR-2, VEGFR-3, PDGFR-B, KIT, FLT-3 and RET.
Nexavar is currently approved in more than 70 countries for the treatment of patients with liver cancer and in more than 80 countries for the treatment of patients with advanced kidney cancer. Nexavar is also being evaluated by the companies, international study groups, government agencies and individual investigators as a single agent or combination treatment in a wide range of cancers, including lung cancer, breast cancer and as an adjuvant therapy for kidney and liver cancer.
Important Safety Considerations For Patients Taking Nexavar
Based on the currently approved U.S. package insert for the treatment of patients with unresectable hepatocellular carcinoma and advanced kidney cancer, hypertension may occur early in the course of therapy and blood pressure should be monitored weekly during the first six weeks of therapy and treated as needed. In HCC patients, bleeding with a fatal outcome from any site was reported in 2.4% for Nexavar and 4% in placebo. The incidence of treatment-emergent cardiac ischemia/infarction was 2.7% for Nexavar vs. 1.3% for placebo. In RCC patients, incidence of bleeding regardless of causality was 15% for Nexavar vs. 8% for placebo and the incidence of treatment-emergent cardiac ischemia/infarction was 2.9% for Nexavar vs. 0.4% for placebo. Most common adverse events ≥20% related to Nexavar for both HCC and RCC were fatigue, weight loss, rash/desquamation, hand-foot skin reaction, alopecia, diarrhea, nausea, and abdominal pain. Grade 3/4 adverse events in HCC and RCC patients, respectively, were 45% for Nexavar vs. 32% for placebo and 38% for Nexavar and 28% for placebo. Women of child-bearing potential should be advised to avoid becoming pregnant and advised against breast-feeding. In cases of any severe or persistent side effects, temporary treatment interruption, dose modification or permanent discontinuation should be considered.
For information about Nexavar including U.S. Nexavar prescribing information, visit www.nexavar.com or call 1.866.NEXAVAR (1.866.639.2827).
About Bayer HealthCare Pharmaceuticals Inc.
Bayer HealthCare Pharmaceuticals Inc. is the U.S.-based pharmaceuticals unit of Bayer HealthCare LLC, a division of Bayer AG. One of the world’s leading, innovative companies in the healthcare and medical products industry, Bayer HealthCare combines the global activities of the Animal Health, Consumer Care, Medical Care, and Pharmaceuticals divisions. In the U.S., Bayer HealthCare Pharmaceuticals comprises the following business units: Diagnostic Imaging, General Medicine, Specialty Medicine and Women’s Healthcare. The company’s aim is to discover and manufacture products that will improve human health worldwide by diagnosing, preventing and treating diseases.
About Onyx Pharmaceuticals, Inc.
Onyx Pharmaceuticals, Inc. is a biopharmaceutical company committed to improving the lives of people with cancer. The company, in collaboration with Bayer HealthCare Pharmaceuticals, Inc., is developing and marketing Nexavar® (sorafenib) tablets, a small molecule drug. For more information about Onyx, visit the company’s website at www.onyx-pharm.com.
Forward-Looking Statements
This news release contains forward-looking statements based on current assumptions and forecasts made by Bayer Group management. Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of the company and the estimates given here. These factors include those discussed in our annual and interim reports filed with the Frankfurt Stock Exchange. The company assumes no liability whatsoever to update these forward-looking statements or to conform them to future events or developments.
This news release also contains “forward-looking statements” of Onyx within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements regarding the timing, progress and results of the clinical development, safety, regulatory processes, and commercialization efforts of Nexavar. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to Onyx’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission under the heading “Risk Factors” and Onyx’s Quarterly Reports on Form 10-Q for a more detailed description of such factors. Readers are cautioned not to place undue reliance on these forward- looking statements that speak only as of the date of this release. Onyx undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.
Nexavar® (sorafenib) tablets is a registered trademark of Bayer HealthCare Pharmaceuticals, Inc.

Contacts:

David Freundel	Lori Murray
Media contact	Media contact
Bayer HealthCare Pharmaceuticals	Onyx Pharmaceuticals, Inc.
(973) 305-5310	(510) 597-6394

Julie Wood
Investor contact
Onyx Pharmaceuticals, Inc.
(510) 597-6505